Exhibit 99.1

Alexander & Baldwin is Taken Private in $2.3 Billion Transaction

HONOLULU, March 12, 2026 /PRNewswire/ -- Alexander & Baldwin (“A&B” or the “Company”), a Hawaiʻi-based owner, operator and developer of high-quality commercial real estate in Hawaiʻi, today announced that a joint venture formed by an affiliate of MW Group and funds affiliated with Blackstone Real Estate and DivcoWest (collectively, the “Investor Group”) has completed its previously announced acquisition of all outstanding A&B common shares in an all-cash transaction with an enterprise value of approximately $2.3 billion, including outstanding debt. The closing of the transaction follows approval by A&B shareholders at the Company’s Special Meeting of Shareholders on March 9, 2026.

Pursuant to the terms of the merger agreement, holders of A&B common shares who held their shares through the effective time of the merger are entitled to receive an amount in cash equal to $21.20 per share, without interest and less any applicable withholding taxes and less A&B’s fourth quarter 2025 dividend of $0.35 per share, which was paid on January 8, 2026, to shareholders of record as of the close of business on December 19, 2025 (resulting in a net payment at closing of $20.85 less any applicable withholding taxes). As a result of this transaction, A&B’s common stock has ceased trading on the New York Stock Exchange and it is now a private company.

BofA Securities served as A&B’s exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP and Cades Schutte LLP served as legal advisors.

Simpson Thacher & Bartlett LLP and Carlsmith Ball LLP served as Blackstone’s legal counsel.

Gibson, Dunn & Crutcher LLP and McDermott Will & Schulte LLP served as legal counsel to DivcoWest and MW Group in connection with the transaction. Schneider Tanaka Radovich Andrew & Tanaka LLLC served as additional legal counsel to MW Group.

The transaction was announced on December 8, 2025.

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin (A&B) is a commercial real estate operator focused on grocery-anchored retail and select commercial assets across Hawaiʻi. A&B is the state’s largest owner of neighborhood shopping centers. The company owns and manages approximately 4.0 million square feet of commercial space in Hawaiʻi, including 21 retail centers, 14 industrial assets, four office properties, and 146 acres of ground lease holdings. Over its 156-year history, A&B has evolved with the state’s economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. A&B is privately held through a joint venture formed by MW Group, Blackstone Real Estate and DivcoWest.

Learn more about A&B at www.alexanderbaldwin.com.

About MW Group, Ltd.

MW Group, Ltd. is a privately-held, commercial real estate development company based in Honolulu, Hawaiʻi. For more than three decades, the company has led the acquisition, development and management of a diverse portfolio of commercial properties valued at over $1 billion, including retail, industrial, office, self-storage facilities and senior assisted living communities. The company is committed to long-term stewardship, community-building, and creating enduring value through strategic partnerships and operational excellence. Learn more at www.mwgroup.com.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $319 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, data centers, residential, office and hospitality. Our opportunistic funds seek to acquire well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT). Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

About DivcoWest

Founded in 1993 by Stuart Shiff, DivcoWest, a DivCore Capital company, is a vertically integrated, real estate investment firm headquartered in San Francisco, with offices in Cambridge, Beverly Hills, Menlo Park, Washington DC, Austin, and New York City. Known for long-standing relationships and experience across the risk-spectrum in innovation markets, DivcoWest combines entrepreneurial spirit with an institutional approach to commercial real estate. DivcoWest aims to create environments that inspire ingenuity, promote growth, and enhance health and well-being. Since inception, DivcoWest and its predecessor have acquired approximately 61 million square feet of commercial space - primarily throughout the United States. DivcoWest’s real estate portfolio currently includes existing and development properties in the office, R&D, lab, industrial, retail, and multifamily spaces. Follow @DivcoWest on LinkedIn.

Contacts:

A&B

Investor Contact:

Clayton Chun
(808) 525-8475
investorrelations@abhi.com

Media Contact:

Tran Chinery
tchinery@abhi.com

MW Group

Dylan Beesley
Bennet Group Strategic Communications
dylan@bennetgroup.com

Blackstone

Jeffrey Kauth
Jeffrey.Kauth@Blackstone.com

Dylan Beesley
Bennet Group Strategic Communications
dylan@bennetgroup.com

DivcoWest

Andrew Neilly
A2N2 Public Relations
925.915.0759
Andrew@A2N2PR.com

Nancy Amaral

A2N2 Public Relations

925.915.0673

Nancy@A2N2PR.com